EXHIBIT 99

FLEXO UNIVERSAL, S.A. DE C.V.

INDEPENDENT AUDITOR’S REPORT

AS OF DECEMBER 31 2013

1

FLEXO UNIVERSAL, S.A. DE C.V.

I N D E X

1.-	Independent Auditors’ Report.	3

2.-	Balance Sheet.	4

3.-	Statement of (Loss) Income.	5

4.-	Statements of Changes in Stockholders’ Equity.	6

5.-	Statement of Cash Flow.	7

6.-	Notes to the financial statements.	8

2

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Flexo Universal, S.A. de C.V.

We have audited the accompanying balance sheet of Flexo Universal, S.A. de C.V. as of December 31, 2013, and the related statements of comprehensive income, stockholders' equity and cash flows for the year ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position Flexo Universal, S.A. de C.V., as of December 31, 2013 and the results of their operations and their cash flows for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America..

HLB Vargas Graf y Cia., S.C

C.P.C. Antonio Vargas Aceves

Certified Public Accountant

Partner

March 18, 2014.

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FLEXO UNIVERSAL, S.A. DE C.V.
BALANCE SHEET AS OF DECEMBER 31, 2013 AND 2012
( In Mexican pesos )
(Notes 1 & 2)

	2013	2012
CURRENT ASSETS:

Cash and cash equivalents	$7,665,359	$3,168,107
Accounts receivables	31,849,060	31,072,954
Other accounts receivables (Note 3)	2,432,251	2,760,363
Related parties (Note 4)	6,932,855	7,856,445
Inventories (Note 5)	42,533,663	39,586,413
Total current assets	91,413,188	84,444,282

NON CURRENT ASSETS:

Machinery and equipment (Note 6)	8,037,530	8,358,611

Warranty deposits	2,158,904	1,199,479

Other assets	851,314	559,474

Deferred income tax (Note 13)	1,590,308.00	1,544,035.00

Total non current assets	12,638,056	11,661,599

TOTAL ASSETS	$104,051,244	$96,105,881

CURRENT LIABILITIES

Accounts payable to suppliers, accrued expenses and other accounts payable (Note 7)	$16,776,719	$18,475,143
ISR payable	3,795,009	7,237,320
PTU payable	1,652,990	1,512,195
IVA payable	-	2,340,799
Current portion of long term liabilities to related parties (Note 8)	7,463,029	43,133,406
Total current liabilities	29,687,747	72,698,863

LONG TERM LIABILITIES

Long term liabilities to related parties (Note 8)	2,709,448	3,556,442
Deferred income tax	-	2,484,345
Total long term liabilities	2,709,448	6,040,787

TOTAL LIABILITIES	32,397,195	78,739,650

STOCKHOLDERS' EQUITY

Capital stock (Note 10)	44,934,998	5,099,052
Legal Reserve	670,811	346,626
Accumulated results	11,596,368	5,436,849
Period's net (loss) profit	14,451,872	6,483,704
TOTAL STOCKHOLDERS' EQUITY	71,654,049	17,366,231

Contingencies (Note 12)	-	-

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUTIY	$104,051,244	$96,105,881

The enclosed notes are an integral part of these financial statements

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FLEXO UNIVERSAL, S.A. DE C.V.

STATEMENT OF OPERATIONS FOR THE YEARS ENDED

 DECEMBER 31,  2013 AND 2012

( In Mexican pesos )

	2013	2012

Net sales	$167,813,166	$160,403,710
Cost of products sold	(134,984,000)	(134,610,239)
GROSS PROFIT	32,829,166	25,793,471

Operating expenses
Administration and sales expenses	(16,914,750)	(14,847,217)
Other income - net	2,143,169	315,536
	(14,771,581)	(14,531,681)

OPERATION NET PROFIT	18,057,585	11,261,790

INTEGRAL FINANCING RESULTS
Exchange rate fluctuations - net	551,112	3,670,458
interest - net	(1,445,767)	(836,993)
	(894,655)	2,833,465

PROFIT BEFORE INCOME TAXES AND EPS	17,162,930	14,095,255

Employees' profit sharing	(1,574,698)	(1,469,797)
Income tax	(3,666,979)	(4,199,615)
Deferred income tax	2,530,619	(1,942,139)
	(2,711,058)	(7,611,551)

NET PROFIT	$14,451,872	$6,483,704

The accompanying notes are an integral part of these financial statements

5

FLEXO UNIVERSAL, S.A. DE C.V.

STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

FOR THE YEARS ENDED DECEMBER 31,  2013 AND 2012

( In Mexican pesos )

	2013	2012

CAPITAL STOCK

Initial period balance	$5,099,052	$5,099,052
Capital stock increase (Note 10)	39,857,357	-
Capital stock decrease (Note 10)	(21,411)
Initial and final period balance	44,934,998	5,099,052

LEGAL RESERVE

Initial period balance	346,626	346,626
Transfer from accumulated results (Note 11)	324,185
Final period balance	670,811	346,626

ACCUMULATED RESULTS

Initial period balance	5,436,849	3,325,913
Transfer from net profit (loss)	6,483,704	2,110,936
Transfer of 5% over profit period 2012, to legal reserve	(324,185)	-
Final period balance	11,596,368	5,436,849

NET PROFIT (LOSS)

Initial period balance	6,483,704	2,110,936
Transfer to accumulated results	(6,483,704)	(2,110,936)
Net profit	14,451,872	6,483,704
Final period balance	14,451,872	6,483,704

TOTAL	$71,654,049	$17,366,231

The accompanying notes are an integral part of these financial statements

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FLEXO UNIVERSAL, S.A. DE C.V.

CASH FLOW STATEMENT

FOR THE YEARS ENDED DECEMBER 31,  2013 AND 2012

( In Mexican pesos)

	2013	2012
OPERATING ACTIVITIES:

(Loss) profit before taxes	$14,451,872	$6,483,704

Items related with investment activities
Depreciation	2,694,889	2,749,396
Balance canceled due to defered flat tax abrogation	(2,484,345)	-
Items related with financing activities
Interest	1,445,766	836,993
	16,108,182	10,070,093

Trade debtors and other receivables (increase) decrease	475,596	(6,675,117)
Inventories increase	(2,947,250)	(4,048,855)
Other assets (increase) decrease	(1,297,538)	1,340,565
Liabilities to related parties increase (decrease)	(35,670,377)	(208,812)
Suppliers and other liabilities decrease	(1,557,629)	(3,784,955)
Taxes paid	(5,783,110)	5,612,279

Net cash flow from financial activities	(30,672,126)	2,305,198

INVESTING ACTIVITIES:

Machinery and equipment acquisition (net)	(2,373,808)	(1,607,726)

	(2,373,808)	(1,607,726)
FINANCING ACTIVITIES:

Long term liabilities to related parties	(846,994)	(205,299)
Paid interest	(1,445,766)	(836,993)
Increase Social Capital (capitalization of liabilities)	39,857,357	-
Social Capital Decrease	(21,411)	-
	37,543,186	(1,042,292)

INCREASE IN CASH AND CASH EQUIVALENTS	$4,497,252	$(344,820)

Cash and cash equivalents at beginning of year	$3,168,107	$3,512,927
Cash and cash equivalents at end of year	$7,665,359	$3,168,107

The accompanying notes are an integral part of these financial statements

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NOTES TO FINACIAL STATEMENTS

FLEXO UNIVERSAL, S.A. DE C.V.

As of December 31st, 2013 and 2012

In Mexican pesos.

NOTE 1 – COMPANY DESCRIPTION:

Flexo Universal, S.A. de C.V. (FLEXO) was constituted on 2002. Subsidiary of CTI Industries INC, a North American company that owns 99.82% of its capital stock.

Its main activity is the production of latex and mylar balloons; this operation is performed under the shelter of its parent company that finances its operations.

NOTE 2 – MAIN ACCOUNTING POLICIES

a.	Basis for presentation

The main accounting policies adopted by the company are in accordance with Financial Reporting Standards applicable Mexico (FRS), as well as the Interpretations to Financial Reporting Standards (FRS), only in a supplementary way International Financial Reporting Standards (IFRS) will apply.

The company prepares its financial statements according to FRS except for 1) lack of recognition of the inflation effects according to standard FRS B-10, this standard requires that operations are registered at its historical value and that the inflation effects are recognized for those operations and, consequently, in its financial statements. Inflation effects have to be recognized in an integral manner, performing an upgrade of the non-monetary assets (fixed assets and inventories) as well as the items that integrate the capital stock including the period’s net profit or loss, and that the result on monetary position is determined. It also requires that the accompanying financial statements of the prior period are presented in Mexican pesos and at the acquisition cost of the last period reported, so they can be comparable. As of January 1, 2008 the Financial Reporting Standard (B-10) “Inflation Effects” is disabled, due to this, the inflation effects are no longer recognized in accounting as of that date because of a non-inflationary environment. The adoption of this FRS will be reactivated when cumulative inflation over a period of three years exceeds 26%.

The indexes that were used to determine a non-inflationary environment were as follows:

December 31	INPC	Inflation
2012	107.246	3.57%
2011	103.551	3.82%
2010	99.742	4.40%

2) The lack of a study to determine the possible impairment or disposal of long-lived assets, FRS C-15 “Accounting for the impairment or disposal of long-lived assets”, establishes, among other things, general criteria that allows the identification and recording of losses due impairment or value decrease of tangible and non-tangible long lived assets, including good will, also, it precise concepts like sales price and use value, to valuate long lived assets and 3) the lack of recognition of labour liabilities according to FRS D-3 “Labour Liabilities.

The main accounting policies and accounting procedures in the preparation of the financial statements are described below.

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b.	Estimates and assumptions

The preparation of financial statements in accordance with Mexican financial reporting standards requires the company's management to make certain estimates and provisions that may affect the value of some assets and liabilities at the date of the balance sheet, as well as the value and measurement of revenues, costs and expenses during the reported period. Even if the final result of these estimates and provisions may differ from the calculated, management believes that those were appropriate used to the circumstances.

c.	Statement of comprehensive income

Starting January 2013, FRS B-3 was modified to converge with the established in the Intentional Accounting Standard 1 "Presentation of Financial Statements". This FRS supersedes the previous FRS B-3 Income Statement, Bulletin B-4 Income and Comprehensive Guidance on FRS 1 "Presentation or disclosure of the profit or loss per share."

The main changes of FRS B-3 "Statement of comprehensive income" with respect to the FRS that renders are as follows:

An entity may choose to present the statement of comprehensive income in one or two statements as follows:

i) A statement showing all items that make up the net profit and loss, as well as "Other Comprehensive Income" (OCI) and participation in the OCI of other entities. This statement must be named “Statement of Comprehensive Income”, and

ii) In two statements. The first statement must include only those items that make the net profit or loss and must be named “Income Statement”, and a second statement must start from the net profit or loss that concluded the income statement and then present the OCI and OCI participation in other entities and must be named “Statement of Other Comprehensive Income”.

The OCI should be presented in the statement of comprehensive income immediately after the net profit or loss separately, the profits or net accumulated losses are clarified, separately, in the statement of financial position, within equity.

Items classified as non-ordinary, should not be presented separated; either in the financial statement or in the notes to the financial statements. The above FRS B-3 Income Statement, allowed the presentation of non-ordinary items in a separated manner.

It is considered that under other income and expenses, items considered as operational should not be included, this item must include not significant amounts, so this FRS does not requires its presentation in separated form, however, the presentation may be elaborated in a separate manner.

With respect to discontinued operations, revenues, costs and expenses arising from discontinued operations after income or loss from continuing operations should be presented; the results of the period from discontinued operations, net of income taxes and Employees' Statutory Profit Sharing (ESPS) should be included

In 2013, items of other income, other expenses and other for year 2012 were reclassified in order to compare the new Statement of Comprehensive Income.

d.	Monetary unit

Financial Statements are prepared in Mexican pesos ($), currency which, bases on Mexican laws, the company’s accounting records must be prepared.

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e.	Cash and equivalents

Mainly represented by deposits in bank accounts.

f.	Accounts receivable and estimation for allowance for doubtful accounts

Represent collection right originated from inventory sales. Accounts in foreign currency are valuated at the year closing exchange rate.

Estimates for doubtful collection accounts represent the inherent probable loss of all receivables due the behaviour of historic tendencies of the accounts receivable. Since 2009 the company has issued a provision to absorb the uncollectible accounts.

g.	Inventories

Inventories of finished goods, production in process and raw materials, are registered at its historic acquisition and production cost, using the absorbing cost system. The acquisition cost includes all associated expenses until the inventories are ready to be produced or sold. Inventories are valuated by the average cost method net form the value estimates which does not exceed their realization value.

h.	Machinery and equipment

Fixed Assets acquired from the fusion, were registered according to the historic cost of the absorbed company, adding the difference from the valuation practiced by and independent appraiser on 17th, 1996. Fixed assets acquisitions after the fusion are registered at its acquisition cost.

The acquisition cost includes all associated expenses until the fixed assets are ready to be used.

Depreciations are computed by the straight-line method, beginning in year in which assets are used, and according to the following:

Rates %
Leasehold improvements	10.00
Molds	20.00
Computer equipment	30.00
Machinery and office equipment	10.00
Tools and medical equipment	35.00
Transport equipment	25.00
Forklift	25.00

i.	Long lived assets evaluation

Impairment of long term assets – As of January 1°, 2004 The C-15 Bulletin “Impairment in the value of long lasting assets and its disposal” became effective. This bulletin requires that companies determine the effect of impairment in long lasting assets in use, in case of detection of indication of impairment or losses for impairment recognized in those assets. In opinion of the Company’s management, there are no traces of impairment that could have an effect in the results, in accordance with the Bulletin.

j.	Deferred income tax and employee’s profit sharing

The company follows the dispositions established by FRS D-4 “Profit taxes”. This standard establishes an integral method based on assets and liabilities to perform the deferred taxes calculations. This method requires the recognition of future fiscal effects based on the differences between the accounting and fiscal assets and liabilities –temporary differences- at the date of the financial statements.

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Employees profit Sharing (PTU) is a labour obligation payable to employees according to the Mexican labour law (LFT), based on the adjusted profit according to the income tax law.

Since October 1st, 2007, with the approval of the Corporate Flat Tax Rate (IETU) by the Mexican authorities, the Company also applies the interpretation of Mexican Financial Reporting Standards “Corporate Flat Tax Rate effects” (INIF 8), which establishes the calculation of the deferred effect of the IETU for those items that have a high certainty that can originate a payment or recoverable tax in future years. Such calculation must be made applying the IETU rate of the year that the tax will be caused (note 13b).

As of January 1°, 2008 a new Business Flat Tax Law (IETU), became effective which is presented as a minimum tax that replaces the Asset Tax, which is abrogated. The tax is determined by applying the rate of 17.5% to the difference between the income collection and paid deductions, noting in particular those provisions rules on income and on deductions. The flat tax is a complementary tax to the income tax and will be paid on the extent that income tax is not paid or flat tax is less than Flat Tax.

On November 2013 tax reform was approved for 2014, the following was modified:

- New Income Tax Law, rate remaining at 30%.

- Law Corporate Flat Tax (IETU) is abrogated.

The deferred IETU registered as a liability in previous periods is cancelled because this tax law was abrogated and is no longer in force. According to IFRS 20 (Interpretations to Financial Reporting Standards in Mexico) has to be accrued as income.

k.	Liabilities

The Company applies the dispositions of FRS C-9 “Liabilities, provisions, contingent assets and liabilities and commitments”. Bulletin C-9 establishes the valuation, presentation and disclosure general rules of liabilities provisions, contingent assets and liabilities.

l.	Labor liabilities

Seniority premiums that workers are entitled upon termination of employment after 15 years of service, is recognized in the year in which is originated as of December 31, 2013 and 2012 the Company has not recognized a liability for this concept

Other compensations based on seniority to which employees may be entitled in the event of separation or death in accordance with the Federal Labor Law, are taken to results in the year that become payable.

Seniority Premiums: FRS D-3, “Benefits to employees”. The Company has not made the corresponding calculations.

The company consider that the amount that might result from such calculations is not material

m.	Recognition of revenue

Revenue is recognized in the period in which the risks and benefits of inventory are transferred to customers who acquire them, which generally occurs when these inventories are delivered and the corresponding invoice is prepared

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n.	Foreign currency operations

Foreign currency operations are accounted at the exchange rate of the day of their occurrence. Assets and liabilities in foreign currency are registered in Mexican pesos at the exchange rate published by the Central Bank (Banco de Mexico) at the date of the financial statements. Exchange rate differences in assets and liabilities in foreign currency are registered in the year’s result.

o.	Leasing

The company classifies as operative leasing those operations in which only is granted the use or possession of the leased assets, without assuming the risks or benefits of such assets. These rents are applied to the results in the period of the lease. Variable rents are applied to results as they are accrued.

p.	Income statement

Income statements are classified by its operative activities, according to the company’s opinion; this classification allows evaluating the result of its operations identifying the cost of goods sold and administrative and sales expenses.

q.	Integral Financial Result (RIF)

The RIF includes net accrued interests, exchange rate profit (loss), monetary position gain (loss) and derivate financial instruments profit (loss).

Exchange rate profit (loss) originated by transactions in foreign currency, is the result of the exchange rates fluctuations at the date of the operation registry, at the date of realization or at the periods end valuation.

NOTE 3 – OTHER ACCOUNTS RECEIVABLE

As of December 31st, 2013 and 2012, the other accounts receivable are integrated as follows:

	2013	2012
Accounts receivable to officers and employees	$2,478	$63,765
Sundry debtors	1,090,650	491,690
Other Collective taxes	1,079,730	1,880,398
Creditable VAT	259,393	324,509
	$2,432,251	$2,760,362

NOTE 4 – RELATED PARTIES

Following a summary of the operations with related parties which originate the balances with related parties as of December 31st, 2013 and 2014 is presented:

	2013	2012
Goods Sold:
CTI Industries Corporation	$26,962,088	$20,786,180

Inventory Purchases:
CTI Industries Corporation	$7,824,002	$11,445,962

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Accounts receivable and (payable) to related parties are:

	Asset (Liabilitie)
	2013	2012
CTI Industries Corporation	$2,762,004	$1,472,259
Arci, S.C.	(1,270,619)	(1,270,619)
Pablo Gortazar de Oyarzabal	1,085,281	1,064,263
Calidad Empresarial Mexicana	(11,563)	(11,494)
Stephen Merrick	-	766,332
CTF International S.A. de C.V.	434,463	431,327
CTI Mexico Corporation S.A. de C.V.	1,950,887	1,950,727
CTI Europe GMBH	619,712	1,935,828
Venture Leasing, S. de R.L. de C.V.	1,362,690	1,517,822
	$6,932,855	$7,856,445

NOTE 5 – INVENTORIES

The balance of this account is integrated as follows:

	2013	2012
Finished goods	$31,297,881	$29,241,978
Packing material	2,529,984	2,379,554
Production in process	3,312,545	2,403,152
Raw materials	5,393,253	5,561,728
	$42,533,663	$39,586,412

NOTE 6 – MACHINERY AND EQUIPMENT

This item is analysed follows:

	2013	2012
Machinery	$24,218,242	$22,887,930
Leasehold improvements	3,003,934	3,003,934
Molds	5,408,630	4,819,590
Computer equipment and softwere	709,393	555,980
Transport equipment	297,273	297,273
Furniture and office equipment	250,861	254,401
	33,888,333	31,819,108
Depreciations and amortizations	(25,850,803)	(23,460,497)
Total Machinery and equipment	$8,037,530	$8,358,611

The depreciation and amortization method and the annual rates are stated in note 2g. The charge to results amounted $2,694,889. and $2,749,396 for the periods ended on December 31st, 2013 and 2012 respectively.

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Leasehold agreement

The company celebrated a leasehold agreement with Cuauhtemoc Inmobiliaria S.A. de C.V., for the building and facilities where it is located, both plant and administrative offices, these agreements establishes that the term of the leasehold is of a mandatory 5 years and 5 years voluntary to the sub-lessor, the new agreement takes place since August 1st 2011 and ends on July 1st, 2016.

The charge to results amounted $4,961,429.and $4,841,841. for the years ended on December 31st, 2013 and 2012 respectively

NOTE 7 – OTHER ACCOUNTS PAYABLE

Some items presented in the balance sheet are analysed as follows, as of December 31st.

	2013	2012
Accounts payable to suppliers, accrued expenses
and other accounts payable:
Suppliers	$10,774,042	$11,846,665
Salaries payable	-302,021	11,807
Sundry creditors	5,420,431	3,287,381
Advances from trade debtors	86,499	129,191
Taxes payable	797,768	3,200,099
	$16,776,719	$18,475,143

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NOTE 8 – LONG TERM LIABILITIES TO RELATED PARTIES

	2013	2012

Loan made by CTI INDUSTRIES CORPORATION to pay a bank loan of 980,000 US dollars payable in 3 years with an interest annual rate of LIBOR +.25 points, due date March 2006. During 2008 another 200,000 US dollars, and during 2009 another 190,000 US dollars. Were granted to reduce the interests on Steve Merrick's and John Swan Loans.	$-	$26,981,426
Interest payable	-	4,535,388
Current portion of long term liabilities	-	(31,516,814)

Promissory Note

This Note is issued to document amounts due from the Company to CTI Industries Corporation as of December 31, 2013, including $68,669 in principal amount due and $502,545 in accrued interest on indebtedness previously due from Flexo Universal, S.A. de C.V. to CTI Industries Corporation.	7,463,029
	(7,463,029)
Flexo Universal, S.A. de C.V., hereby further promises to pay interest to the order of CTI Industries Corporation on the unpaid principal balance hereof at the Interest Rate (as hereinafter defined). Such interest shall be paid in like money at said office or place from the date hereof, commencing March 31, 2014 and on the first day of each calendar quarter thereafter until the indebtedness evidenced by this Note is paid in full. Interest payable upon and after an Event of Default or termination or non renewal of the Loan Agreement shall be payable upon demand.

For purposes hereof, the term ""Interest Rate"" shall mean a rate of two and one-half percent (2.5%) per annum ; provided, that, at Payee's option, the Interest Rate shall mean a rate of eight percent (8.0%) per annum upon and after an Event of Default ; the term “Event of Default shall mean the failure of Flexo Universal, S.A. de C.V., to make any payment of principal or interest.

Loan made by CTI INDUSTRIES CORPORATION to finance company's operations amounted 500,000 US dollars with an interest annual rate of LIBOR +.25 points, due date February 2006.	-	6,494,000
Interest payable	-	1,832,543
Current portion of long term liabilites	-	(8,326,543)

Loan made by CTI INDUSTRIES CORPORATION to finance company's operations amounted 250,000 US dollars payable in 3 years with an interest annual rate of LIBOR +.25 points, due date March 2006.	-	3,290,048
Interest payable	-	-
Current portion of long term liabilities	-	(3,290,048)

Loan made by CTI INDUSTRIES CORPORATION to finance company's operations amounted 30,000 US dollars payable in 3 years with an interest annual rate of LIBOR +.25 points	-	778,596

Loan made by CTI BALLONS to finance the company's operation amounted $75,000 US dollars payable in 3 years with an interest annual rate of LIBOR +.25 points	907,744	902,380
interest payable	429,981	398,217

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Loan made by PABLO GORTAZAR to liquidate CTF INTERNATIONAL's financing amounted $980,704 Mexican Pesos.	980,704	980,704

Loan made by PABLO GORTAZAR to liquidate CREDIT UNION's fiancincing amounted $776,070 Mexican pesos, with an interest annual rate LIBOR +.25 points	391,019	496,544

	10,172,477	46,689,847
Total long term liabilities to related parties	(7,463,029)	(43,133,406)
Total current portion of long term liabilities	$2,709,448	$3,556,441

NOTE 9 – POSITION AND TRANSACTION IN FOREING CURRENCY

As of December 31st, 2013 and 2012, the company had rights and (obligations) in foreign currency as follows:

	US Dollars
	2013	2012
Assets	$880,681	$882,950
Liabilities	(673,003)	(3,145,919)

Excess of assets over (liabilities), assets in foreign currency	$207,678	$(2,262,969)

Assets where translated and adjusted using the exchange rate $13.0652 and $ 12.9880 pesos per US dollar, as of December 31st, 2013 and 2012 respectively. As of march 18, 2014 the exchange rate is $13.2340 pesos per dollar.

NOTE 10 – CONTRIBUTED CAPITAL

The company’s capital stock integrated as follows as of December 31st, 2013 and 2012:

	2013	2012
Fixed capital stock	$50,000	$50,000
Variable capital stock	44,884,998	5,049,052

Total capital stock	$44,934,998	$5,099,052

The company’s capital stock is variable, with a fix minimum of $50,000 without possible of retiring. The variable part has not limit. Shares are common, nominative and are valuated as follows:

Share Series	US Dollars	MX Pesos

"A"	0.0765	1.00
"B"	0.0765	1.00

In the Ordinary General Meeting held the day August 5, 2013, a decrease of share capital was approved in the variable by repayment of 21,411 shares with a par value of $ 1.00 each.

In the Ordinary General Meeting held the day August 16, 2013, an increase of capital was approved in the variable through the capitalization of liabilities by the Company and for CTI Industries Corporation totalling $ 39,857,357. pesos M.N.

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NOTE 11 – EARNED (LOSS) SURPLUS:

Under Mexican laws, a legal reserve must be created and increased by annually in 5% of the retained earnings up to a total of 20% of the Company’s Capital Stock. This reserve is not available for dividends payments, but can be used to reduce accumulated losses or to be turned in capital stock.

NOTE 12 – CONTINGENCIES:

a.	Federal contributions are subject to certain reviews by the fiscal authorities, during a five year period.

b.	Indemnifications by voluntary resignations of the personnel, for which the company has not provision, according to the accountancy policy stated on note 2j.

c.	Due to the related parties operations there could be some differences with taxes, if the fiscal authority decides to review those transactions, and the IRS considers that the prices and amounts used by the Company were not at the same level as those used in the regular market or among independent parties in comparable transactions.

NOTE 13- INCOME TAX (IT), CORPORATE FLAT TAX RATE (IETU) AND EMPLOYEES PROFIT SHARING (PTU):

Cost (benefit) of the tax applied to result is integrated as follows:

	2013	2012
ISR payable	$3,666,979	$4,199,615
Deferred ISR	-46,273	-362,483
Deferred IETU	-2,484,345	2,304,621
Net	$1,136,361	$6,141,753

a.	IT

The main differences between the accounting profit and the tax result are:

	2013	2012
Net profit	$14,451,872	$6,483,704
Plus (minus)
Excess of accounting depreciation net over the fiscal depreciation	-2,103,760	-1,038,396
Excess of accounting deductions net over the fiscal deductions	1,309,054	9,080,044
Fiscal (loss) profit	13,657,166	14,525,352
Minus employee profit sharing (PTU) paid in 2012 and 2011	-1,433,903	-526,637
Minus other fiscal and accounting deductions
Previous years loss amortization
Tax basis to IT	12,223,263	13,998,715
Rate	0.30	0.30
IT payable	$3,666,979	$4,199,615

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As December 31st, 2013 and 2012 temporary differences and fiscal losses carry forward recognized by the company on the deferred IT calculations are:

	2013	2012
Year effect calculation:

Deferred expenses	$(2,599,514)	$(2,310,550)
Suppliers	(2,701,513)	(3,259,199)
Base	(5,301,027)	(5,569,749)
Tax Rate	0.30	0.30
	(1,590,308)	(1,670,925)
Accrued inventory	-	126,890
Total (debit) credit	(1,590,308)	$(1,544,035)
Recognized	(1,544,035)	(1,181,552)
Complement	$(46,273)	(362,483)

b.	IETU

As pointed out in note 2 j., on November 2013 tax reform was approved for 2014, the following was modified:

- New Income Tax Law, rate remaining at 30%.

- Law Corporate Flat Tax (IETU) is abrogated.

The deferred IETU registered as a liability in previous periods is cancelled because this tax law was abrogated and is no longer in force. According to IFRS 20 (Interpretations to Financial Reporting Standards in Mexico) has to be accrued as income for a total amount of $2,484,345.

	2012	2011	Previous years

Trade debtors	29,013,948	$26,219,699	24,929,832
Liabilities provisions	(13,238,508)	(23,613,526)	(19,011,023)
	15,775,440	2,606,173	5,918,809
IETU rate	17.50%	17.50%	17.00%
	2,760,702	456,080	1,006,198
Inventories and fixed assets credits	(276,357)	(276,357)	(261,939)
Deferred IETU payable	2,484,345	$179,723	744,259
Recognized in previous years	179,723	744,259
Complement	2,304,622	(564,536)	744,259

c.	PTU

Employee profit sharing (PTU) which is caused at a 10% rate is calculated based on the fiscal profit, excluding the inflation effects. As of December 2013 and 2012, employee profit sharing amounts to $1,574,698.and $1,469,797.

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NOTE 14 – NEW ACCOUNTING PRONOUNCEMENTS

The Mexican Council for Research and Development of Financial Reporting Standards (CINIF) has made public the following FRS (Financial Reporting Standards) listed below, which will be effective for fiscal years beginning on January 1°, 2014 as follows:

FRS B-12 “Compensation of financial assets and financial liabilities”

FRS C-3 “Accounts Receivable” (Effective as of January 1st., 2016, earlier application is allowed)

FRS C-11 “Stockholders’ Equity”

FRS C-12 “Financial Instruments with liability and capital Characteristics”

FRS C-14 "Transference and retirement of financial assets”

FRS C-20 "Receivable Financing Instruments" (Effective as of January 1st., 2016, earlier application is allowed)

IFRS 20 Accounting Effects of Tax Reform (Effective as of December 11, 2013)

Improvements to FRS 2014.

NOTE 15 -.APPROVAL OF THE ISSUANCE OF THE FINANCIAL STATEMENTS.

The financial statements were authorized for issue on March 12, 2014, by Pablo Gortazar de Oyarzabal, General Manager and Legal Representative, and subject to the approval of the general assembly of partners of the Company who may decide its modification in accordance with the provisions of the General Law of Commercial Societies.

The accompanying explanatory notes are an integral part of the financial statements.

Flexo Universal, S.A. de C.V.

/s/ Pablo Gortazar de Oyarzabal

Lic. Pablo Gortazar de Oyarzabal

Legal Representative

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